Memorandum of Understanding
Education Programs

Party A: Whampoa University of Beijing
Party B: CIBT Fenghua Education Consulting Company Ltd. / Jiamei International Education Company Ltd. / Guangzhou Jiamei Consulting Service Company Ltd.

WHEREAS, Party A and Party B agree to establish a base for international education, emergency management training and AHLA training based on the following terms:

1.
Party A and Party B agree to establish a training centre within the campus of Whampoa University of Beijing that offers international education, emergency management and AHLA training programs. The centre shall be named CIBT Whampoa International Centre.

2.	Objectives:

1)	To train industry professionals;
2)	By importing AHLA courses and certification system, equip hotel workers and hotel program graduates with internationally recognized certificates and improve their skill sets;
3)	Launch emergency management programs and spread the standard across country.

3.	Roles and Responsibilities:

1)	Both parties shall establish a management committee to manage daily operations of the Centre;
2)
Party A is responsible for government approval and providing classrooms and teaching facilities. Area of the classroom shall be decided later according to the program need. Party A shall also provide teacher accommodation and student accommodation and meal arrangement;

3)
Party B is responsible for providing curriculum on Emergency management programs, AHLA programs and Canadian programs, teaching and certification. Party B is also responsible for internship and job placement for students and graduates;

4)	Teaching cost shall be recorded as expenses and shared among the parties in this agreement;
5)	Parties shall invest in initial set up cost proportionate to their revenue share.

4.	Miscellaneous:

1)	Both parties shall sign agreements on specific programs based on this MOU. Any amendment on the MOU shall have both parties’ written consent;
2)	Both parties shall sign agreements on specific program financial arrangement;
3)	The term of this MOU is 10 years. Both parties shall discuss about termination or renewal of the MOU 6 months prior to the expiry date;
4)	In the period of cooperation, both parties shall jointly safeguard the legitimate rights and interest of each parties;
5)	As a result of a breach by a party to the other party that leads to the other party’s economic and reputation losses, the defaulting party shall compensate the other party according to Chinese law.

Party A: Whampoa University of Beijing

Representative: Yan Wang

/s/ Yan Wang
Yan Wang

Date: 2012/04/06

Party B: CIBT Fenghua Education Consulting Company Ltd. / Jiamei International Education Company Ltd. / Guangzhou Jiamei Consulting Service Company Ltd.

Representative: Summit Wu, Mandy Chiu

/s/ Summit Wu
Summit Wu

/s/ Mandy Chiu
Mandy Chiu

Date: 2012/04/06